Exhibit 99.1

CHRIS LAURENCE APPOINTED INTERIM CHIEF FINANCIAL OFFICER OF 99 CENTS ONLY STORES

CITY OF COMMERCE, Calif.—May 30, 2014—99 Cents Only Stores LLC announced today that Christopher A. Laurence has been appointed as Interim Chief Financial Officer, Treasurer and Secretary, effective today.  Mr. Laurence replaces Frank Schools, who has resigned to pursue other opportunities.  Mr. Laurence will be responsible for overseeing finance, accounting and treasury for 99 Cents Only Stores.

Mr. Laurence joins 99¢ Only Stores from ThreeSixty Group Ltd., a leading product development and sourcing company for North American consumer product, brands, and retailers. Based in Hong Kong, he served as its Chief Executive Officer for the past six years. In his 12-year tenure with ThreeSixty Group, Mr. Laurence held a variety of key positions including President and Chief Operating Officer, Executive Vice President, Operations and Finance, and Chief Financial Officer.

Prior to ThreeSixty Group, Mr. Laurence spent 10 years at Brentwood Associates, a Los Angeles-based private equity firm, where he was a General Partner. Mr. Laurence began his career in Morgan Stanley’s investment banking group after graduating from Brown University with a degree in Economics.

About 99¢ Only Stores

Founded in 1982, 99¢ Only Stores currently operates 348 extreme value retail stores consisting of 247 stores in California, 48 in Texas, 35 in Arizona and 18 in Nevada. 99¢ Only Stores emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores. Over half of the Company’s sales come from food and beverages, including produce, dairy, deli and frozen foods, along with organic and gourmet foods. For more information, visit http://www.99only.com.

Contact

Bill Mendel

212-397-1030

bill@mendelcommunications.com